                                                                      Exhibit 11



                       OPTION CARE, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF PER SHARE EARNINGS
                       (In thousands, except share data)


                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                          September 30,           September 30,
                                         1997      1996          1997       1996
                                       -------    -------      -------     -------
Net income...........................  $   453    $ 1,004      $ 1,809     $ 2,720
                                       =======    =======      =======     =======

Weighted average shares issued.......   10,698     10,496       10,633      10,487
Additional shares included assuming
  exercise of stock options using
  treasury stock method..............       78        280          148         225
                                       -------    -------      -------     -------
Weighted average common shares and
  common share equivalents...........   10,776     10,776       10,781      10,712
                                       =======    =======      =======     =======

Net income per common and common
  equivalent share...................  $  0.04    $  0.09      $  0.17     $  0.25
                                       =======    =======      =======     =======

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